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                                                                EXHIBIT 10.34

1. Operating Goals:


              1996 Operating Goals               %Bonus Allocation
              --------------------               -----------------

              Bookings Goal         $55,000,000  40% of Total
              Revenue Goal          $50,000,000  30% of Total
              Pre-Tax Income Goal   $14,448,000  30% of Total


                  (Net Income goal is after budgeted expenses for bonus and stock option compensation expense)

2. Bonus Plans:


         Plan                           Payout Methodology
     ------------       ---------------------------------------------------
     Officer Plan       1.   70% based on company achievement of operating goals

                        2.   30% based on the sole discretion of
                             the Management Development and
                             Compensation Committee, with the same
                             discretionary % applied to each
                             individual officer's bonus

     Manager Plan       1.   75% based on company achievement of
                             operating goals

                        2.   25% based on the manager's overall
                             performance, as determined by the
                             manager's supervisor

     Team Plan          1.   100% based on company achievement of
                             operating goals

3. Plan Administration:

            1.   The plan will be administered by the Management
                 Development and Compensation Committee of the Board of Directors.

            2.   No bonuses will be earned under any plan, unless
                 75% of the net income element of the operating goal is achieved.

            3.   Participants must be employed on or before June
                 30, 1996, and must be employed on December 31, 1996 to be eligible. Those employed between January 1, 1996 and June 30, 1996, will receive a pro-rata portion of their individual bonus potential. Each individual will have a specified bonus potential (yet to be specifically identified).

            4. Bonuses to be paid within thirty days of the completion of the 1996 audit.

            5. That portion of the 1996 bonus that is based on company achievement of operating goals will begin being earned upon the company achievement of 75% of each of the three individual operating goal elements (bookings, revenue and net income).

            6. Earned bonuses will be based on the attached graph (Exhibit I), which demonstrates the percentages of the bonuses that will be earned beginning at 75% of operating goal achievement and continuing at achievement levels in excess of 100%. A separate chart will be prepared for each of the three elements of bookings, revenue and net income The sum of the three will be the total bonus earned.


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                                PERCEPTRON, INC.

                               1996 Bonus Payout



     Graph indicting the percent of Bonus which is earned if various percentage levels of operating goals are achieved, with (i) 0% of Bonus earned if 75% of operating goals are achieved, (ii) increasing linearly to 100% of Bonus earned if 100% of operating goals are achieved and (iii), thereafter, increasing linearly at one-half the slope, with 150% of Bonus earned if 125% of operating goals are achieved and 200% of Bonus earned if 150% of operating goals are achieved.